Exhibit 10.6

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

KrolLDiscovery

2018 Legal Technology Sales Commission Plan

1)	Plan Purpose

This document outlines the terms and conditions of the Sales Commission Plan commencing from January 1, 2018 thru December 31, 2018 (the “2018 Plan”) for KrolLDiscovery (the “Company”).The Plan is designed to compensate, reward and provide incentive to each sales employee (“Employee”) to achieve superior sales performance, while at the same time to encourage the highest level of client satisfaction in an ethical and responsible manner.

2)	Legacy Plans

KrolLDiscovery’s April 1 to December 31st 2017 commission plan covering matters with first invoice dates (FID) after April 1, 2017, but before April 1, 2018 will continue in place throughout 2018.  Matters with a FID prior to April 1, 2017 will continue to be paid under the respective original plan of the sales representative’s legacy organization throughout 2018.  After December 31, 2018, all invoiced revenue covered by these legacy plans will convert to the 2019 plan.  Commissions earned under both of these legacy plans will be combined with commissions earned under the new plan in determining the commission payments (commissions will be paid to the extent they exceed Monthly Draw).  For legacy Kroll sales representatives the draw will only apply to matters with FID’s after April 1, 2017.

3)	Description of New Legal Technology Sales Commission Plan (April 1, 2018-December 31, 2018)

General Plan Description

For any new matters with FID’s of April 1, 2018 or thereafter, monthly commissions will continue to be paid based upon   invoiced revenue multiplied by the appropriate commission rates below only to the extent total commissions exceed an employee’s “Monthly Draw”; however previously paid commissions will now be subject to any applicable claw back adjustments as defined below.   An Employee’s “Monthly Draw” equals his or her annual base salary divided by twelve (12) months.  Invoiced revenue is calculated after taking into consideration any sales credits issued against the invoice, estimated sales reserves, or any tax considerations.

Claw Back Adjustments   If customer payment is not received within [*] days from the invoice date, any commission previously paid will be subject to a claw back by the company and deducted from the current months commission payment.   Clawed back commissions will subsequently be re-evaluated during the regular commission calculations to determine if customer payment has been received in full prior to the end of the month for which commission is being calculated; the commission will be returned to the sales representative once this occurs.  Partial payments will not qualify for return of a portion of the claw back.  For the sake of clarity, any invoices or portion of invoices written off to bad debt are considered permanent claw-backs.

Customer Contracts

Customer contracts are required for all commissionable revenue with the exception of transactional paper services. Commissions will not be earned or paid unless an executed customer contract is available by the end of the billed month.

Commission Rates

Commission rates below are based on list price and vary depending on [*] and timing of the first invoice date for a matter or subscription:

[*] = Invoice [*]

[*] = Invoice [*]

[*] = Invoice [*]

[*]	[*]
	[*]	[*]	[*]
[*] (1)	[*]%	[*]%	[*]%
[*]	[*]%	[*]%	[*]%
[*] (2)	[*]%	[*]%	[*]%

Notes:

(1)	[*]– [*]% rate if pricing doesn’t exceed minimum pricing thresholds for established services.
(2)	Including and not limited to [*], travel expenses, supplies, etc.

Accelerator upon quota achievement

The 2018 Plan will incentivize individual sales executives with a [*]% accelerator.  The [*]% accelerator will be earned on every dollar over the individual’s 2017 total sales number as long as the 2018 quotas are met and your mix of Document Review ([*]) to other sales has not increased greater than [*]% year on year.  In the event the mix shifts toward [*] by more than [*]%, any excess [*] will not apply toward quota attainment.  Individual 2018 quotas are determined based on a growth factor applied to 2017 individual sales results.   The final 2018 quotas will be communicated to the sales team no later than March 31, 2018.  Draft quotas will be issued in January 2018.   The [*]% accelerator will start to be paid in the next commission payment cycle following the month the sales executive exceeds their quota.  Once triggered, it will continue to be paid out on all subsequent 2018 invoiced revenue.   Note also, the [*]% accelerator will only apply to the commissionable revenue subset of any invoiced revenue in excess of the sales executive’s quota.

Name	2017 annual sales	Growth Factor	2018 Quota	[*]% accelerator If Quota Met
Joe Sales	[*]	[*]%	[*]	[*]

Team Incentive

Each sales executive is a member of a geographically defined team. Each team will be assigned a 2018 team quota.  For every dollar over the 2018 team quota the team will receive an additional [*]% as long as the team mix of [*] to other sales has not increased greater than [*]% year on year.  In the event the mix shifts toward [*] by more than [*]%, any excess [*] will not apply toward team quota attainment.  The [*]% team incentive will be allocated to each sales executive based on his or her individual contribution to the achievement of the team quota.  The final 2018 team quotas will be communicated to the sales team no later than March 31, 2018.  Draft team quotas will be issued in January 2018.   The [*]% adder will start to be paid in the next commission payment cycle following the month the sales executive exceeds their team quota.  Once triggered, it will continue to be paid out on all subsequent 2018 invoiced revenue.   Note also, the [*]% adder will only apply to the commissionable revenue subset of any invoiced revenue in excess of team quota.

In the example below the J&J team exceeds their team quota by $[*].

Name	2017 annual sales	Growth Factor	2018 Quota	2018 annual sales	Allocation	[*]% Team Incentive
Joe Sales	[*]	[*]%	[*]	[*]	[*]%	[*]
Jill Sales	[*]	[*]%	[*]	[*]	[*]%	[*]
	[*]	[*]%	[*]	[*]	[*]%	[*]

Team Leader bonus

Each team will have a team leader. If the team quotas are achieved, the team leader will achieve a bonus.  The team leader bonus is equivalent to $[*] for team sales over $[*], $[*] for team sales over $[*], $[*] for team sales over $[*], $[*] for team sales over $[*] and $[*] for team sales over $[*].  Team leaders will only get the team leader bonus if the team sales quotas are achieved.  In addition, the team leader will qualify for the [*]% accelerator above on any revenue in excess of their 2017 total actual regardless whether quota is achieved, but still subject to the percentage of [*] revenue constraint.

Senior Vice President Incentive

Each Senior Vice President (US (2), EMEA, APAC) will earn an additional [*] % for every dollar over 2017 sales if their regional quotas are achieved.   Attainment of this goal is subject to the mix of [*] to other sales not increasing greater than [*]% year on year.  In the event the mix shifts toward [*] by more than [*]%, any excess [*] will not apply toward regional quota attainment.   The [*] % adder will only apply to the commissionable revenue subset of any invoiced revenue in excess of regional quota.

Exception Approval Process

Any exceptions must be documented and approved in Salesforce at the time of the sale. Commission rates are subject to modification in whole or for a specific project/subscription at the discretion of the Company at any time. The Company may consider, without limitation, the following factors in determining commission rates: (i) changes in Company policy; (ii) pricing services at discounted rates; (iii) the size and scope of the client matter; (iv) deals deemed as “windfalls” and, (v) actual or anticipated profit margins for a specific client matter, customer, type of service or the Company generally.

Commission Allocation

The Company may allocate credit for revenue, and so divide commissions, between more than one employee as it deems appropriate and to the extent they are actively involved in the sales process and materially contributed to the sale. Any allocation must be documented and approved in Salesforce at the time of the sale. Sales representative will only receive commissions on future projects or subscriptions from accounts which have been reassigned from house account status or prior sales representative. No commissions will be earned or paid to the new sales representative on existing projects, subscriptions, or new projects related to an existing client matter.

Global Sales Commission Allocation

Sales representatives will have assigned regional territories for global crediting purposes. The current regions are the Americas, EMEA and APAC. Any time a sales representative pursues an opportunity outside their home territory, they must engage sales management and determine the sales approach and related crediting for commissions. Global crediting guidelines to address the various sales crediting scenarios will be provided as a separate document. Management reserves the right to modify sales crediting based on influence and effort.

[*]

[*] will be compensated based on selling strategy:

1)	Signed MSA agreement for a legitimate opportunity within an [*] or [*] will be compensated with a $[*] bonus.

And

2)	Large data recovery invoices greater than $[*] will be compensated at [*] % of the invoiced revenue. Data recovery commissions are subject to the Monthly Draw.

Designated Accounts

Some large accounts may be compensated as a separate plan and based on a modified methodology.

Payment Timing

Monthly commissions shall be paid on the bi-weekly payroll scheduled during the 2nd half of each month. Commissions are paid two months in arrears. By way of example, commissions for revenue collected in the month of May are paid during the 2nd half of July. Any subsequent changes to the allocation of commission between sales representative must be defined by the by the end of the Month in order to be reflected in the commissions for the month The Accelerator, Team Incentive, Team Leader Bonus, Senior Vice President Incentive, Sales Operations Bonus and White Glove Bonus will be paid upon final determination of 2018 sales (payment will be subsequent to December 31, 2018 and no later than March 31, 2019).

Compensation in the form of both cash and non-cash incentives is included as income and FICA taxable wages. As a result, all incentives will be recorded and reported according to applicable state and federal tax regulations. All payments are subject to all applicable withholdings, including without limitations, 401(k) contributions, state, federal and FICA withholdings.

Participants authorize the Company to recover/claw back any outstanding overpayment from future incentive payments, unless prohibited by law. No loans or advances can be made under the Plan.

Problem Resolution

The employee must report any errors or discrepancies to their manager in writing within 60 days from receipt of the applicable commission statement. Any claim for additional commissions, that is not submitted in writing within this time will not be considered and will be treated as conclusively resolved, unless otherwise determined by management. Corrections will be paid in the payroll for the next pay period after the correction is approved. It is understood that there will be situations requiring management to exercise discretion and judgment to address conflicts. Where intervention is determined necessary, management’s decisions in resolving such conflicts shall be final, binding and conclusive on all concerned.

General Conditions

In the event an employee is terminated, either voluntarily or involuntarily, the employee must be actively employed by the Company through the end of the month to qualify for the monthly sales commissions. In addition, if the employee has ongoing substantial job duties to the customer after the sale closing, the employee must be actively working and performing such services in order to earn any sales commission.

Plan Administration

This Plan constitutes highly confidential and proprietary information of the Company. Disclosure of the contents of this Plan to any third party without the Company’s prior written consent is expressly prohibited.

All Employees are expected to fully abide by the Company’s practices regarding proper conduct in business dealings. Such practices include, but are not limited to, not creating or participating in situations where the Employee has a conflict of interest, not engaging in antitrust activities or reciprocal business dealings, and not providing or accepting third party gratuities. Violation of these policies may be cause for immediate termination.

This Plan is not intended and shall not be construed to create or imply a guarantee of employment for any specific period of time. Nothing in this Plan shall modify, limit or restrict the standard terms and conditions governing the employment relationship between the Company and the Employee.

Plan Participants in the Plan will be asked to sign an individual Plan document acknowledging acceptance of the Plan. It is a condition of eligibility to earn commission under the Plan that the Plan Participant timely sign and return the Plan Participant’s Plan document.

The Company will have the right to administer, interpret and construe the terms of this Plan, and resolve all issues and disputes related to this Plan, all in its sole and absolute discretion. In the event of any inconsistency or conflict between the provisions of any separate communications (other than an amendment or revision of this Plan) and the terms of the Plan documents, the terms outlined in the Plan documents shall prevail. This Plan and/or its application to a given employee may be modified or terminated at any time in the Company’s discretion, with or without advance notice. Plan Participants shall not have the right to assign, pledge, or otherwise transfer any payments to which they may be eligible under the Plan.

The Company reserves the right to deduct any monies owed to the Company by a Plan Participant from any payment under this Plan, unless otherwise required by federal, state, or local laws. If any term or condition of this Plan is found not to conform with a given state or federal law, that term or condition will not be enforced in the jurisdiction in which it does not conform, but this will not negate other terms and conditions of the Plan.

Eligibility and participation in this Plan in no way creates or implies any guarantee of or contract of employment, nor does it guarantee continued or future employment with the Company, as the Company employs individuals “at will,” subject to applicable law. If any provision of this Plan is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to preserve the original intent of this Plan. In any event, all other provisions of this Plan will be deemed valid and enforceable. Any such determination will be final, conclusive and binding, unless otherwise specifically determined in writing by the Company, in its discretion.

Employee Krystina Jones

/s/ Krystina Jones
Signature	Date: 2/15/2018

Company Authorized Representative:

/s/ Len Deutchman
Signature	Date: 4/3/2018